EXHIBIT 5.2

Skadden, Arps, Slate, Meagher & Flom LLP
FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com April 29, 2008
FIRM/AFFILIATE OFFICES
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BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON
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BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SHANGHAI
SINGAPORE
SYDNEY
TOKYO

China Fundamental Acquisition Corporation
Room 2301, World-Wide House
19 Des Voeux Road
Central, Hong Kong

Re:	China Fundamental Acquisition Corporation - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special United States counsel to China Fundamental Acquisition Corporation, a Cayman Islands corporation (the “Company”), in connection with the initial public offering by the Company of up to (a) 4,312,500 units, including 562,500 units that the underwriter will have a right to purchase from the Company to cover over-allotments, if any (the “Offered Units”), and (b) 225,000 units that the underwriter will have the right to purchase for its own account (the “Option Units”; collectively with the Offered Units, the “Units”), each Unit consisting of (i) one of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and (ii) one warrant to purchase one Ordinary Share at an exercise price of $5.00 per share (the “Warrants”) and (b) all Ordinary Shares and all Warrants issued as part of the Units.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”); (ii) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company, as issuer, and Chardan Capital Markets, LLC, as representative for the underwriters (the “Underwriters”), filed as an exhibit to the Registration Statement; (iii) the form of Warrant Agreement (the “Warrant Agreement”) proposed to be entered into by and between the Company, as issuer, and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), in the form filed as an exhibit to the Registration Statement; and (iv) specimen certificates representing each of the Units, Ordinary Shares and Warrants, each in the form filed as an exhibit to the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execu-tion and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the bar in the State of New York and we do not express any opin-ion as to the laws of any jurisdiction other than the corporate laws of the State of New York, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. With respect to matters dependent upon the laws of the Cayman Islands, we have assumed the correctness of, have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion to you dated the date hereof of Conyers Dill & Pearman, Cayman Islands counsel to the Company.

In addition, the opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations and the laws of any other jurisdiction;

(b) in rendering the opinions expressed below we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Warrants, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under the Warrants is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

(c) in rendering the opinions set forth below, we have assumed that the certificates evidencing the Units and the Warrants issued as part of the Units will be signed by one of the authorized officers of the transfer agent and registrar for the Units and Warrants and registered by such transfer agent and registrar and will conform to the specimen certificates examined by us evidencing the Units and Warrants, respectively.

Based upon and subject to the foregoing, we are of the opinion that, assuming due authorization, execution and delivery of the Warrants by the Company under the laws of the Caymans Islands, each Warrant included in the Units, insofar as New York law is applicable, when such Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Warrant Agreement and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject and which are listed in Part 2 of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP